Exhibit 3.8

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775)684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140208273-09
Filing Date and Time 03/20/2014 9:01 AM
Entity Number C2590-2004
USE BLACK INK ONLY -DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

Quantum Energy, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors hereby establishes a series of the authorized preferred stock of the Company with par value of $.001. per share, which series shall be designated as “Series A Preferred Stock” and which will consist of 1,000,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Definitions. For the purposes hereof, the following definitions shall apply:

1.1 “Available Funds and Assets” has the meaning set forth in Section 3 hereof.

1.2 “Board” means the Board of Directors of the Company.

3.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

Signature of Officer

Filing Fee: $175,00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of state Stock Designatior
Revised: 3-6-09